EXECUTION VERSION

SHARE PURCHASE AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT

This SHARE PURCHASE AGREEMENT ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of 2 December 2005 (the “Effective Date”), by and among Trend Mining Company, a Delaware corporation (“Assignor”); Mr. David H. Russell, Mrs. Susan T. Russell and Mr. David H. Russell III, each an individual (together, “The Russells”); Oro Chile LLC, a Colorado limited liability company (“Oro Chile”); and Pacific Rim Mining Corp., a company organized and existing under the laws of the Province of British Columbia, Canada (“Pacrim”).

WITNESSETH:

WHEREAS, pursuant to that certain Share Purchase Agreement, dated September 20, 2005, between Assignor and Pacrim, a copy of which is attached to this Assignment as Exhibit A, Assignor acquired from Pacrim one hundred percent (100%) of the issued and outstanding ordinary and preference shares (collectively, the “DMC Interests”) in DMC Cayman Inc., a Cayman Islands exempted company (“DMC”), on the terms and subject to the conditions set forth therein (together with all documents executed or delivered in connection therewith, the “Assigned Agreement”);

WHEREAS, as of September 20, 2005, Assignor agreed to transfer seventy percent (70%) of the DMC Interests (the “Initial Transfer”) to The Russells and Oro Chile in order to obtain the funds (the “Initial Investment”) necessary to make the payments required to be made by Assignor under the Assigned Agreement;

WHEREAS, pursuant to the transactions contemplated by that certain letter agreement, dated October 3, 2005, by and between Assignor, The Russells and Oro Chile (the “Letter Agreement”), pursuant to which Letter Agreement The Russells and Oro Chile, together, agreed to acquire the remaining thirty percent (30%) of the DMC Interests from Assignor (the “Remaining DMC Interests”), on the terms and subject to the conditions set forth in the Letter Agreement;

WHEREAS, under the Letter Agreement, in addition to the Initial Transfer for the Initial Investment, Assignor is obligated to transfer to The Russells and Oro Chile (collectively, the “Assignee”) the Remaining DMC Interests, and to assign and delegate (as applicable) to Assignee, jointly and severally, all of the rights, duties, obligations and liabilities of Assignor under and in connection with the Assigned Agreement; and Assignee, jointly and severally, is obligated to purchase the Remaining DMC Interests, and to accept and assume, all of the rights, duties, obligations and liabilities of Assignor under and in connection with the Assigned Agreement, all on the terms and subject to the conditions set forth in this Assignment; and

WHEREAS the foregoing assignment by the Assignor to the Assignee requires the consent of Pacrim pursuant to the Assigned Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Assignment and Assumption. For and in consideration of the transactions contemplated by the Letter Agreement:

a.  Assignment by Assignor. Assignor hereby assigns to Assignee, jointly and severally, all of its rights and benefits under and in connection with the Assigned Agreement, and, further, delegates to Assignee, jointly and severally, all of its duties, obligations and liabilities under and in connection with the Assigned Agreement; and

b.  Assumption by Assignee. Assignee, jointly and severally, hereby accepts the assignment from Assignor of Assignor’s rights and benefits under and in connection with the Assigned Agreement and assumes and agrees with Pacrim to timely perform, jointly and severally, all of the duties, obligations and liabilities of Assignor under and in connection with the Assigned Agreement.

2.  Consent and Release by Pacrim; Performance. Subject to (a) the assumption set forth in Section 1(b), and (b) the payment by Assignor and Assignee, jointly and severally, of all reasonable costs and expenses of Pacrim (including, without limitation, those of Pacrim’s legal counsel) incurred in connection the assignment contemplated hereby (including, without limitation, the preparation and review of all applicable legal documentation), such payment to be made no later than fifteen (15) business days after the delivery by Pacrim to Assignor and Assignee of an invoice therefor, Pacrim hereby consents to the assignment to Assignee, jointly and severally, of all of Assignor’s rights and benefits, and the delegation to Assignee, jointly and severally, of all Assignor’s duties, obligations and liabilities, under and in connection with the Assigned Agreement, and, further, releases Assignor from any and all duties, obligations and liabilities under and in connection with the Assigned Agreement. Pacrim hereby agrees that Assignee, jointly and severally, is the successor-in-interest to Assignor under the Assigned Agreement and agrees to perform, and to accept performance from Assignee, under the Assigned Agreement.

3.  Opinion. Oro Chile will issue and deliver to Pacrim and Assignor an opinion of counsel as to the valid formation and good standing of Oro Chile in the state of its formation, the power and authority of Oro Chile to enter into this Assignment, and the due and valid authorization and execution of this Assignment by Oro Chile.

4.  Indemnification.

a. Assignee, jointly and severally, hereby agrees to defend, indemnify and hold Assignor, its affiliates, directors, officers, employees, agents, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys’ fees and other costs and expenses incident to any claim, suit, action or proceeding, whether pending or threatened) suffered, sustained, incurred or required to be paid by Assignor because of, or that result from, relate to or arise out of or in connection with any act or omission of Assignee that relates to (i) the Assigned Agreement, for the period on and after September 20, 2005; (ii) the ownership, operation or use by Assignee (or any of them) of the DMC Interests or any property or other asset of DMC from and after September 20, 2005; and (iii) the duties, obligations and liabilities assumed by Assignee pursuant to this Assignment.

b. Assignor hereby agrees to defend, indemnify and hold Assignee, its affiliates, directors, officers, employees, agents, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, losses, costs, expenses, assessments, settlement payments and judgments of any nature whatsoever (including without limitation reasonable attorneys’ fees and other costs and expenses incident to any claim, suit, action or proceeding, whether pending or threatened) suffered, sustained, incurred or required to be paid by Assignee because of, or that result from, relate to or arise out of or in connection with any act or omission of Assignor that relates to (i) any costs, fees and expenses claimed by CPM Group based on the activities of CPM Group performed by or on behalf of Assignor prior to the Effective Date; and (ii) any costs, fees or expenses claimed by Mr. Marc Leduc based on the activities of Mr. Marc Leduc performed by or on behalf of Assignor prior to the Effective Date.

5.  Governing Law. This Assignment shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, and the federal laws of Canada applicable therein, without regard to conflicts of laws principles that would require the application of any other law.

6.  Execution in Counterparts; Effectiveness. This Assignment may be executed in any number of counterparts with the same effect as if all parties had signed one and the same document. This Assignment shall be effective when validly executed and delivered by all parties.

7.  Amendment. This Assignment may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification shall operate.

8.  Binding Effect. The terms and conditions of this Assignment shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

9.  No Third Party Beneficiary. This Assignment is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary.

10.  Further Assurances. Upon the request of any party to this Assignment, the other party or parties shall:

a.  furnish to the requesting party any additional information reasonably requested;

b.  execute and deliver, at its or their own expense, any other documents reasonably requested; and

c.  take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Assignment.

11.  Severability. If a court of competent jurisdiction holds any provision of this Assignment invalid or unenforceable, for any reason, the other provisions of this Assignment shall remain in full force and effect. Any provision of this Assignment held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

12.  Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Assignment shall be in writing and shall be given by any of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile, receipt confirmed; or (iv) by an internationally recognized overnight courier service. Notices shall be sent to the appropriate party at its address given below (or at such other address for such party as shall be specified by notice given hereunder):

If to Assignor:

Trend Mining Company
5439 South Prince Street
Littleton, Co 80120

Attention: Thomas A. Loucks
Facsimile: (303) 798-7374

with a copy (which shall not constitute notice) to:

Holland & Hart LLP
8390 East Crescent Parkway, Ste 400
Greenwood Village, CO 80111

Attention: Paul Schlauch
Facsimile: (303) 290-1606

If to Assignee:

Oro Chile
5501 Lakeshore Drive
Littleton, CO 80123-1544

Attention: Peter Babin, Manager
Facsimile: (303) 730-0324

and

The Russells
19501 West Country Club Drive, Apt. 501
Aventura, FL 33180

Attention: David H. Russell
Facsimile:  (305) 931-2624

If to Pacrim:

Pacific Rim Mining Corp.
Suite 410 - 625 Howe Street
Vancouver, B.C.
Canada V6C 2T6

Attention: President
Facsimile: (604) 689-1978

with a copy (which shall not constitute notice) to:

Gowling, Lafleur Henderson LLP
Suite 2300, 1055 Dunsmuir Street
Vancouver, B.C.
Canada V7X 1J1

Attention: Lawrence W. Talbot
Facsimile: (604) 689-8610

Each such notice or communication shall be effective (x) if delivered personally by registered or certified mail, return receipt requested, or by internationally recognized overnight courier service, when delivered at the address specified in this Section 12 (or in accordance with the latest unrevoked direction from such party), and (y) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12 (or in accordance with the latest unrevoked direction from such party), and confirmation of receipt from the receiving facsimile machine is received.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF this Assignment has been executed and delivered by the parties as of the day and year first above written.

EXECUTED AS A DEED AND DELIVERED by		)
TREND MINING COMPANY		)
acting by Thomas A. Loucks, President		)
)
/s/ Thomas A. Loucks		)
)

In the presence of:

/s/ Griffen A.B. Bishop	Witness

EXECUTED AS A DEED AND DELIVERED by		)
ORO CHILE LLC		)
acting by Peter Babin, Manager		)
)
)
/s/ Peter Babin		)
)

In the presence of:

/s/ Griffen A.B. Bishop	Witness

EXECUTED AS A DEED AND DELIVERED by		)
David H. Russell		)
)
)
/s/ David H. Russell		)
)

In the presence of:

/s/ Susan T. Russell	Witness

EXECUTED AS A DEED AND DELIVERED by		)
Susan T. Russell		)
)
)
/s/ Susan T. Russell		)
)

In the presence of:

/s/ David H. Russell	Witness

EXECUTED AS A DEED AND DELIVERED by		)
David H. Russell III		)
)
)
/s/ David H. Russell		)
)

In the presence of:

/s/ Susan T. Russell	Witness

EXECUTED AS A DEED AND DELIVERED by		)
PACIFIC RIM MINING CORP.		)
acting by Catherine McLeod-Seltzer, President		)
)
)
/s/ Catherine McLeod-Seltzer		)
)

In the presence of:

/s/ Lawrence W. Talbot	Witness